PROSPECTUS SUPPLEMENT                           Filed Pursuant to Rule 424(b)(3)
(To Prospectus dated January 14, 2000)                Registration No. 333-92509


                                 175,000 shares
                              COMCAST CORPORATION
                          Class A Special Common Stock

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H.F. Lenfest and Diane Lenfest Myer, two of the selling stockholders identified in the accompanying prospectus, are offering the shares and are referred to in this prospectus supplement as the selling stockholders. We will not receive any proceeds from the sale of the shares.

H.F. Lenfest owned 23,961,332 shares and Diane Lenfest Myer owned 12,625,418 shares of Class A Special Common Stock immediately prior to this offering. H.F. Lenfest is offering 87,500 shares and Diane Lenfest Myer is offering 87,500 shares in this offering. After completion of this offering, H.F. Lenfest will own 23,873,832 shares and Diane Lenfest Myer will own 12,537,918 shares, which represent 2.85% and 1.50%, respectively, of the total number of shares of Class A Special Common Stock outstanding as of December 31, 1999, after giving effect to the acquisition of Lenfest Communications, Inc. by the company.

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The Class A Special Common Stock is included for quotation in the Nasdaq
National Market under the symbol "CMCSK." On February 14, 2000, the last sale price of the Class A Special Common Stock was $47.312.

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     Investing in the Class A Special Common Stock involves certain risks.
     See "Risk Factors" beginning on page 3 of the accompanying prospectus.

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The selling shareholders are offering the shares through Goldman, Sachs & Co., acting as a riskless principal, in one or more transactions at prevailing market prices or at negotiated prices. Goldman, Sachs & Co. will receive a customary broker's commission in such transactions.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The shares are expected to be delivered to purchasers on February 18, 2000.



February 15, 2000